Exhibit 99.1
Energy West, Incorporated Announces Agreement to Acquire
Three Natural Gas Distribution Companies
Great Falls, Montana and Mentor, Ohio, September 12, 2008, Energy West, Incorporated (NASDAQ: EWST) today announced that it has entered into a definitive agreement to acquire Orwell Natural Gas Company, Northeast Ohio Natural Gas Corp. (NEO) and Brainard Natural Gas Corp., three natural gas distribution companies headquartered in Mentor, Ohio, that serve customers in Northeast Ohio and Western Pennsylvania. The acquisitions will add approximately 21,000 new customers to Energy West’s growing service areas. When completed, the acquisitions will increase Energy West’s current customer base by more than 50%. The acquired companies are primarily owned by an entity controlled by Richard M. Osborne, Energy West’s Chief Executive Officer and Chairman of the Board.
The $34.3 million purchase price consists of the assumption of approximately $20.9 million of debt with the remainder to be paid in shares of Energy West common stock based on a share price of $10.00 per share. The purchase price is subject to adjustment three days prior to closing for the then actual number of active customers.
“As part of our strategy to grow our customer base, fully utilize the expertise of our personnel and leverage our fixed operating costs, the acquisitions of Orwell, NEO and Brainard are a perfect fit. We are excited about the acquisitions as we expand our utility operations to Ohio and Pennsylvania,” said Kevin Degenstein, President and COO of Energy West. “We believe that our new customers in Ohio and Pennsylvania will benefit from our commitment to superior customer service, reliability and efficiency. In addition, we believe our shareholders will also benefit from the transaction as we build a solid foundation for future growth in revenue and increased shareholder value.”
The definitive agreement was negotiated on behalf of Energy West by a special committee of the board of directors comprised solely of independent directors with the assistance of independent financial and legal advisors. The special committee received a fairness opinion from Houlihan Smith & Company, Inc. The board of directors of Energy West, on the unanimous recommendation of the special committee, approved the acquisition.
Pursuant to the terms of the stock purchase agreement, Energy West will acquire all of the outstanding shares of Lightning Pipeline Co., Inc., Great Plains Natural Gas Company and Brainard Gas Corp. and 100% of the membership interests in Great Plains Land Development Co., Ltd. Orwell Natural Gas and Northeast Ohio Natural Gas are subsidiaries of Lightning and Great Plains. All of these entities are owned primarily by the Richard M. Osborne Trust of which Richard M. Osborne, Energy West’s Chief Executive Officer and Chairman of the Board, is the sole trustee. In addition, Thomas J. Smith, Energy West’s Chief Financial Officer and Rebecca Howell, Energy West’s Secretary, are shareholders and officers of the acquired companies.
The acquisition is expected to close in the second quarter of 2009 and is currently subject to the approval of the Montana Public Service Commission, the Wyoming Public Service Commission, the Public Utility Commission of Ohio, the Pennsylvania Public Utility Commission, and other customary closing conditions. In addition, the issuance of the shares of Energy West as part of the purchase price is subject to the approval of Energy West’s shareholders. Energy West expects to delay its 2008 Annual Meeting of Shareholders from its regularly scheduled November date so that this issuance may be voted on at that meeting. The date of the 2008 Annual Meeting of Shareholders will be announced later.
About Energy West
Energy West, Incorporated distributes and sells natural gas to end-use residential, commercial, and industrial customers. It distributes approximately 23 billion cubic feet of natural gas to approximately 36,000 customers through regulated utilities operating in Montana, Wyoming, North Carolina and Maine. The company markets approximately 1.6 billion cubic feet of natural gas to commercial and industrial customers in Montana and Wyoming on an unregulated basis. The company also has a majority ownership interest in 162 natural gas producing wells and gas gathering assets. In addition, the company owns the Shoshone interstate and the Glacier gathering pipelines located in Montana and Wyoming. The company’s Montana public utility was originally incorporated in 1909 and is headquartered in Great Falls, Montana.
Safe Harbor Regarding Forward-Looking Statements
Certain statements made in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the company’s business generally include but are not limited to: the company’s ability to complete the terms and conditions set forth in the definitive agreement with Lightning, Great Plains and Brainard, such as the receipt of regulatory and shareholder approvals and other closing conditions, any failure of which may delay or prevent the closing of the acquisition; the acquisition may involve unexpected costs; the expected benefits of the acquisition may not be achieved in a timely manner or at all; the company’s ability to successfully integrate the operations of the acquired companies; the company’s continued ability to make dividend payments; the company’s ability to implement its business plan; fluctuating energy commodity prices; the possibility that regulators may not permit the company to pass through all of its increased costs to its customers; changes in the utility regulatory environment; wholesale and retail competition; weather conditions; litigation risks; risks associated with contracts accounted for as derivatives and various other matters, many of which are beyond the company’s control; the risk factors and cautionary statements made in the company’s public filings with the Securities and Exchange Commission and other factors that the company is currently unable to identify or quantify, but may exist in the future. Energy West expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Energy West’s expectations or any change in events, conditions or circumstances on which any such statement is based.
For additional information about Energy West, please contact: James W. Garrett, vice president of business development, at (440) 205-1987.
The company’s toll-free number is (800) 570-5688. The company’s address is 1 First Avenue South, Great Falls, Montana 59401 and its website is www.EnergyWest.com.